EX-99.(a)(1)(F)

                              UNITED CAPITAL CORP.

December 5, 2005

Dear Stockholder:

      United Capital Corp. is offering to purchase up to 1,000,000 shares (the "Shares") of its Common Stock $0.10 par value per Share (the "Common Stock"), from its stockholders at a price not in excess of $24.50 nor less than $23.50 per Share (the "Offer"). The Offer represents approximately 12% of the currently outstanding Shares. However, this percentage may change if options are exercised after November 7, 2005. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on January 10, 2006, unless the Offer is extended.

      The Board of Directors has concluded that the purchase of Shares pursuant to the Offer is a prudent use of the Company's financial resources. The Offer provides stockholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell such Shares for cash at a price equal to or in excess of current market prices at the date the Offer was announced without the usual transaction costs associated with market sales.

      The Company is conducting the Offer through a procedure commonly referred to as a "Dutch auction," which allows you to select the price, within the range of $23.50 to $24.50 per Share, at which you are willing to sell your Shares to the Company. The Company will determine a single purchase price that will allow it to purchase up to 1,000,000 Shares and that same price will be paid for all Shares purchased in the Offer.

      All Shares properly tendered at or below the purchase price so selected will be purchased at such purchase price in cash, subject to the terms and conditions of the Offer, including proration in the event more Shares are tendered at or below such purchase price than will be purchased by the Company. In the event of proration, the Company will accept all Shares properly tendered at or below the purchase price by any stockholder who, on the date of tender, beneficially holds fewer than 100 Shares and tenders all Shares owned. All Shares not purchased pursuant to the Offer, including Shares tendered at prices in excess of the purchase price and Shares not purchased because of proration or conditional tenders, will be returned at the Company's expense.

      NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT THE ATTILIO AND BEVERLY PETROCELLI FOUNDATION (THE "FOUNDATION"), A NOT FOR PROFIT CHARITABLE ORGANIZATION WHOSE DIRECTORS CONSIST OF CERTAIN PETROCELLI FAMILY MEMBERS INCLUDING MR. A.F. PETROCELLI, THE COMPANY'S CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT, INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. NEITHER MR. PETROCELLI OR ANY PETROCELLI FAMILY MEMBER HAVE ANY PECUNIARY INTEREST IN THE

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SHARES HELD BY THE FOUNDATION AND THEY DISCLAIM BENEFICIAL OWNERSHIP OF ALL
SHARES HELD BY THE FOUNDATION. THE EXACT NUMBER OF SHARES TO BE TENDERED BY THE FOUNDATION IN THE OFFER HAS NOT BEEN DETERMINED. THE COMPANY HAS NOT BEEN ADVISED THAT ANY EXECUTIVE OFFICER OR DIRECTOR WILL TENDER SHARES PURSUANT TO THE OFFERING, HOWEVER, CERTAIN EXECUTIVE OFFICERS OR DIRECTORS MAY ALSO EXERCISE OPTIONS AND/OR TENDER SHARES PURSUANT TO THE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE.

      The Offer is explained in greater detail in the enclosed Offer to Purchase and Letter of Transmittal. I encourage you to read these documents carefully before making any decision with respect to the Offer. If you have any questions or requests for assistance or for additional copies of the Offer to Purchase and the Letter of Transmittal, you may call the Information Agent for the Offer, Innisfree M&A Incorporated, toll free, at (888) 750-5834.

                                        Very truly yours,


                                        /s/ A.F. PETROCELLI
                                        ----------------------------
                                        A.F. Petrocelli
                                        Chairman, President and
                                           Chief Executive Officer